EXHIBIT 99


Peoples Savings Financial Corporation                   Contact: Glenn R. Pentz
Ridgway, Pennsylvania                                   Chief Financial Officer,
September 22, 1997                                      Treasurer and Secretary
                                                        (814) 773-3195

                              For Immediate Release


                 PEOPLES SAVINGS FINANCIAL CORPORATION ANNOUNCES
                               FISCAL 1997 RESULTS

               ANNOUNCES STRATEGIC ALTERNATIVES AND CASH DIVIDEND


         Ridgway, Pennsylvania -- September 22, 1997 -- Peoples Savings Financial Corporation, Ridgway, Pennsylvania (the "Company"), the parent holding company of Peoples Savings Bank (the "Bank"), announced that primarily as a result of a one-time charge to SAIF-insured institutions, net income for the year ended June 30, 1997 declined 32.5%, to $301,000 or $.68 per share, from $446,000 or $1.01 per share for the same period ended 1996. Absent the one-time charge, net income would have been $456,000 or $1.03 per share.

         Net interest income increased $84,000 or 5.1%, due primarily to a decrease in interest expense. In addition, during these periods, the Company's average interest rate spread increased from 2.83% to 2.96%. At June 30, 1997, the Company's interest rate spread was a positive 2.88%.

         Noninterest income, which is comprised principally of service charges on deposit accounts and loan service fees, decreased $17,000 or 28.1% to $44,000 for the year ended June 30, 1997 from $61,000 for the same period ended 1996.

         Noninterest expense increased $251,000 or 24.9%. This increase was largely attributed to a one-time charge of $235,000 in federal insurance premiums. On September 30, 1996, the President signed into law legislation which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the FDIC by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. Furthermore, compensation and benefits increased $33,000 or 7.1%, primarily due to an increase in employee stock ownership plan expenses from the distribution of additional shares.

         Total assets remained relatively stable, decreasing $18,000. The total mix of assets changed however, as funds from maturing investment and mortgage-backed securities and loans receivable exceeded investments and thereby increased cash and cash equivalents. Management is presently developing an investment strategy in coordination with its liquidity requirements for these funds. Loans receivable decreased primarily due to a decrease in commercial real estate of $555,000 due to the early payoff of a participation loan and a decrease of $192,000 in consumer loans and consumer lines of credit, offset somewhat by an increase of one-to-four family mortgages of $521,000.

         Deposits decreased $889,000 or 2.5%. Certificates of deposit and savings accounts declined $1,178,000 and $652,000, respectively, which was offset somewhat by an increase in NOW accounts and money market accounts of $855,000. Advances from the FHLB increased by $500,000 as the Bank utilized such funds to offset the decline in deposits.

         Stockholders' equity increased $272,000 or 3.0%. The increase was the result of earnings for the year and recognition of shares in the Company's stock benefit plans, offset somewhat by dividends paid in fiscal 1997.

         The Corporation experienced an increase in nonperforming loans in fiscal 1997 due primarily to a single lending relationship.

         In addition the Company announced that its Board of Directors is evaluating strategic alternatives in order to maximize shareholder value. Included in the Company's strategic alternatives is a possible sale of the Company, however, at this time, it is not possible to determine whether the Company will receive any expressions of interest that will be acceptable or result in the Company entering into negotiations with any potential acquiror.

         As a matter of policy, the Company does not intend to comment publicly concerning any proposals that may be received or any possible negotiations the Company may enter into in connection with any such proposals until the Company determines that public disclosure would be appropriate.

         Furthermore, the Company's Board of Directors declared a cash dividend of $0.25 per share. The dividend is payable to stockholders of record on September 30, 1997 to be paid on or about October 15, 1997. The cash dividend is being paid as a result of continued profitability of the Company. Future dividends will be subject to the Company's earnings and capital. It is the current intention of the Company to continue to pay regular cash dividends as determined by the Board.

         The Bank is a community-oriented retail savings institution offering traditional deposit and loan products in and around Elk, Jefferson and Clearfield Counties, Pennsylvania. The Company's common stock is traded in the over-the-counter market through brokers participating in the National Daily Quotation Service ("pink sheets") under the symbol "PSVF."

                         Selected Financial Information

                                                                                             At June 30,
                                                                                     --------------------------
                                                                                        1997             1996
                                                                                     ---------        ---------
                                                                                           (In Thousands)
Assets......................................................................          $44,835          $44,852
Loans receivable............................................................           31,948           32,127
Mortgage-back securities....................................................            6,123            7,466
Investments ................................................................            2,825            4,053
Cash and cash equivalents...................................................              117              742
Savings deposits............................................................           34,976           35,865
Other borrowings............................................................              500               --
Total stockholder's equity/retained earnings................................            9,184            8,912



                                                                                          Year Ended June 30,
                                                                                       ------------------------
                                                                                        1997             1996
                                                                                       -------         --------
                                                                                           (In Thousands)
Interest income.............................................................           $3,430           $3,430
Interest expense............................................................            1,694            1,778
Net interest income.........................................................            1,736            1,652
Provision for loan losses...................................................               24               24
Noninterest income..........................................................               44               61
Noninterest expense.........................................................            1,261            1,010
Net income..................................................................              301              446


                                                                                           At or For the
                                                                                        Year Ended June 30,
                                                                                      --------------------------
                                                                                        1997              1996
                                                                                      --------           -------
Return on average assets (net income
 divided by average total assets)...........................................             0.67%            1.00%
Return on average equity (net income
 divided by average equity).................................................             3.33             5.17
Net interest rate spread....................................................             2.96             2.83
Net yield on average interest earning assets................................             3.89             3.79
Non-performing assets to total assets.......................................             1.95             0.97
Non-performing loans to total loans.........................................             2.64             1.34
Allowance for loan losses to non-performing                                             29.70            52.30
 assets.....................................................................
Average interest earning assets to average
 interest-bearing liabilities...............................................           124.38           123.66
